
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 9
                                    --------
                        Gyrodyne Company of America, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $1.00 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    403820103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Elchanan Maoz
                                 Platinum House
                               21 Ha'arba'a Street
                                 Tel Aviv, 64739
                                     Israel
                               Tel: 972-3-6858555
                               Fax: 972-3-6858557

                              Guy N. Molinari, Esq.
                                Heller Ehrman LLP
                                 7 Times Square
                               Times Square Tower
                               New York, NY 10036
                                 (212) 832-8300
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                November 18, 2005
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent. *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 403820103
-----------------------------------------------------------------
     1  NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kellogg
             Capital Group, LLC
-----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      (a)  (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      61,772
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0
------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      61,772
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      61,772
-----------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      5.1%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      BD
-----------------------------------------------------------------

CUSIP No. 403820103
-----------------------------------------------------------------
     1  NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kellogg
             Group, LLC
-----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      (a)  (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
             New York
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      61,772
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0
------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      61,772
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      61,772
-----------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      5.1%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      OO
-----------------------------------------------------------------

CUSIP No. 403820103
-----------------------------------------------------------------
     1  NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles
             K. Kellogg
----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      (a)    (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.A.
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      61,772
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0
------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      61,772
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      61,772
---------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      5.1%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      IN
-----------------------------------------------------------------

CUSIP No. 403820103
-----------------------------------------------------------------
     1. NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lee
             Kellogg
-----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      (a)    (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S.A.
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      61,772
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0
------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      61,772
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      61,772
-----------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      5.1%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      IN
-----------------------------------------------------------------

CUSIP No. 403820103
-----------------------------------------------------------------
     1  NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Everest
             Special Situations Fund L.P.
-----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
             (a)   (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      30,524
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0
------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      30, 524
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      30,524
-----------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      2.5%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      PN
-----------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
      1 NAME OF REPORTING PERSONS.
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maoz
              Everest Fund Management Ltd.
------------------------------------------------------------------
      2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                       (a)    (b)
 -----------------------------------------------------------------
      3 SEC USE ONLY
------------------------------------------------------------------
      4 SOURCE OF FUNDS*
                       N/A
-------------------------------------------------------------------
      5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------
      6 CITIZENSHIP OR PLACE OF ORGANIZATION
                       Israel
-------------------------------------------------------------------
      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------
      7 SOLE VOTING POWER
                       0
-------------------------------------------------------------------
      8 SHARED VOTING POWER
                       30,524
-------------------------------------------------------------------
      9 SOLE DISPOSITIVE POWER
                       0
-------------------------------------------------------------------
      10      SHARED DISPOSITIVE POWER
                       30,524
------------------------------------------------------------------
      11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                       30,524
------------------------------------------------------------------
      12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*
------------------------------------------------------------------
      13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       2.5%
------------------------------------------------------------------
      14      TYPE OF REPORTING PERSON*
                       CO
------------------------------------------------------------------

CUSIP No. 403820103
-----------------------------------------------------------------
     1  NAME OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Elchanan Maoz
-----------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      (a)    (b)
-----------------------------------------------------------------
     3  SEC USE ONLY
-----------------------------------------------------------------
     4  SOURCE OF FUNDS*
                      N/A
------------------------------------------------------------------
     5  CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEMS 2(d) OR 2(e)
------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION
                      Israel
------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------
     7  SOLE VOTING POWER
                      0
------------------------------------------------------------------
     8  SHARED VOTING POWER
                      30,524
------------------------------------------------------------------
     9  SOLE DISPOSITIVE POWER
                      0

------------------------------------------------------------------
     10      SHARED DISPOSITIVE POWER
                      30,524
-----------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                      30,524
-----------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*
-----------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      2.5%
-----------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*
                      IN
-----------------------------------------------------------------

Introduction:

     This amendment is being made to disclose follow up correspondence with the Issuer dated November 18, 2005 related to Issuer's Annual Meeting and the Definitive Proxy filed by the Issuer on November 17, 2005, as well as a subsequent filing by the Issuer dated November 18, 2005. The Reporting Persons, in correspondence to the Issuer's Board of Directors, proposed in their letter of November 7, 2005, and reported in Amendment No. 8 to Schedule 13D, that the Issuer's Annual Meeting be postponed in order to provide shareholders with adequate time to review matters relating to the strategic alternatives that may be available to the Issuer. The Reporting Persons have attached hereto as Exhibit A and filed under Item 7 of this Schedule 13D a copy of correspondence to the Board of Directors of Issuer dated November 18, 2005.

     This amendment no. 9 reflects no changes in the previously reported holdings of the Reporting Persons.



                                 AMENDMENT NO. 9
                                     TO THE
                                  SCHEDULE 13D

Item 1.  Security and Issuer

    (a) Class of Securities: Common Stock, par value $1.00 ("Common Stock")

    (b) Issuer: Gyrodyne Company of America, Inc. 102 Flowerfield St. James, New York 11780

Item 5.  Interest in Securities of the Issuer

    (c) From the date of the last amendment to Schedule 13D filed Nov. 7, 2005, there have been no changes in the holdings of the Reporting Persons.

    (d) To the best of each of the Reporting Persons' knowledge, except as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of common stock which the Reporting Persons may be deemed to own beneficially.

     (e) Not applicable.

Item 7. Material to be filed as Exhibits

     Exhibit A: Letter from the Reporting Persons to the Issuer dated November 18, 2005.

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  November 18, 2005

EVEREST SPECIAL SITUATIONS FUND L.P.

By:      Maoz Everest
         Fund Management Ltd.,
         Its general partner

         By:      /s/ ELCHANAN MAOZ
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer


MAOZ EVEREST FUND MANAGEMENT LTD.

         By:      /s/ ELCHANAN MAOZ
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer



         /s/ ELCHANAN MAOZ
         Elchanan Maoz


KELLOGG CAPITAL GROUP, LLC

         By: /s/ MATTHEW BRAND
         Name:    Matthew Brand
         Title:   Managing Director

KELLOGG GROUP, LLC

         By: /s/ MATTHEW BRAND
         Name:     Matthew Brand
         Title:   Managing Director


         /s/ CHARLES K. KELLOGG
         Charles K. Kellogg

         /S/ LEE KELLOGG
         Lee Kellogg

                                                                       EXHIBIT A


November 18, 2005

Via Facsimile & U.S. Mail

To the Board of Directors
Gyrodyne Company of America
102 Flowerfield
St. James, NY  11780

Attention:        Mr. Paul L. Lamb
                  Mr. Stephen V. Maroney

Gentlemen:

On November 7, 2005 we sent a letter asking the Company to:

     1.   Share  with   shareholders   the  pending   report  on  the  strategic
          alternatives; and

     2. To postpone the shareholders' meeting to allow shareholders time to digest this information.

In a letter filed with the SEC Friday, November 18, 2005, i.e., after filing the definitive proxy, the Company's Management says, among other things, that the Board recently received the final report regarding strategic alternatives, but again does not provide that information. Management is essentially asking all shareholders to vote blindly, only to be informed of the Company's intended direction after the vote has occurred. We believe it only appropriate and consistent with good corporate governance to release the report immediately or delay the meeting.


Thank you for your consideration.



     Very truly yours,

EVEREST SPECIAL SITUATIONS FUND L.P.        KELLOGG CAPITAL GROUP, LLC


By:      /s/ ELCHANAN "NANI" MAOZ                By: /s/ MATT BRAND
         Name: Elchanan "Nani" Maoz              Name:   Matt Brand
         Title:Chairman and                      Title:  Managing Director
               Chief Executive Officer
         Tel:  972-3-6782426
         Fax:  972-3-6781494